Exhibit 21

List of Registrant’s Subsidiaries

M.C.M. Environmental Technologies, Inc.
Delaware Corporation
100% owned

M.C.M. Environmental Technologies, Ltd.
Israeli Corporation
100% owned by M.C.M. Environmental Technologies, Inc.

M.C.M. Environmental Technologies (UK) Ltd.
United Kingdom
100% owned by M.C.M. Environmental Technologies, Inc.
Inactive